Exhibit 99.1
Lime Energy Co. Reports 2006 Preliminary Results
Quarter Focused on Completion of 2006 Restructuring, Sales Personnel Recruiting and Training and
Company Integration Across Engineering, Lighting and HVAC Divisions
2006 Results:
•	Fourth quarter revenue of $3,532,303, an increase of 359% over prior year’s quarter and 66% increase from third quarter of 2006

•	Record gross profit for the fourth quarter and the year

•	Net loss and net loss available to common shareholders of $5.7 million for fourth quarter (including $4.6 million of charges described below)

•	Net loss available to common shareholders of $40.8 million for full year 2006 (including $34.9 million of charges described below)
ELK GROVE VILLAGE, IL, March 12, 2007 / PR Newswire/—Lime Energy Co. (OTCBB: LMEC), a leading developer and integrator of energy savings technologies today announced its preliminary, unaudited results for the quarter and year ended December 31, 2006.
“We are extremely pleased with our accomplishments during the final quarter of our 2006 calendar year restructuring. We believe our fourth quarter sales results show an obvious growth trend that we have set going into the 2007 calendar year,” stated David Asplund, CEO of Lime Energy. “When we compare our revenues to our 2nd and 3rd quarter numbers of 2006, we believe it demonstrates that the steps we took in 2006 to rebuild our company are now showing promising initial results. We have put together a quarter showing an upswing in revenue and a record gross profit while at the same time we reached our 2006 target of fully integrating our organization and expanding our sales force. Today our combined company has over 20 sales people operating across our Engineering, Lighting and HVAC divisions.”
“As a result of our 2006 restructuring, our financial results also show a net loss of $40 million. It is important for our shareholders to understand that a large portion of this loss was a direct result of one time charges and non-cash items. We expect that our operating loss will decline in the coming quarters as we believe we have completed the majority of our turn around efforts and have positioned the company for future growth and profitability,” continued Mr. Asplund.
“As a management team and board of directors we have never been more confident about our future and the long term value we feel we can bring our shareholders. We believe that the cost of electricity will continue to rise for a long period of time with no end in sight. More then ever organizations large and small are looking at smart and efficient ways to save operating costs associated with energy consumption. We feel that Lime Energy has established itself as a leader in the space offering clients electricity conservation and efficiency through engineering and technology solutions in the most energy sensitive areas of the country with sales and operating offices in California, New York and Illinois. We have set some aggressive goals for 2007 and beyond and feel that we are well positioned to achieve these goals,” concluded Mr. Asplund.

LIME ENERGY CO.
Condensed Consolidated Statement of Operations
(Unaudited)

	Fiscal Year
	2006	2005
Revenue	$8,143,624	$3,693,429
Cost of sales	6,362,717	3,691,854

Gross profit (loss)	1,780,907	1,575

Selling, general and administrative	12,734,277	5,363,503
Amortization of intangibles	1,210,006	471,765
Impairment loss	1,183,525	242,830

Operating loss	(13,346,901)	(6,076,523)
Interest expense (net)	(3,079,188)	(544,253)

Loss from continuing operations	(16,426,089)	(6,620,776)
Loss from operation of discontinued business	(21,425)	(251,962)

Net Loss	(16,447,514)	(6,872,738)
Preferred Stock Dividends	(24,347,725)	(1,851,345)

Net Loss Available to Common Shareholders	$(40,795,239)	$(8,724,083)

Basic and diluted loss per common share from continuing operations	$(1.52)	$(2.65)
Discontinued operations	0.00	(0.08)
Basic and Diluted Loss Per Common Share	$(1.52)	$(2.73)

Weighted Average Common Shares Outstanding	26,908,608	3,190,664
Year Ended December 31, 2006
Revenue increased $4,450,195, or 120% to $8,143,624 during the year ended December 31, 2006, as compared to $3,693,429 for the year ended December 31, 2005. Revenue generated by the Energy Services segment was responsible for $3,302,014 or 74% of the increase in revenue for 2006. The Energy Services segment was created in 2006 through the acquisition of Parke on June 29, 2006 and Kapadia on September 27, 2006. The balance of the increase was related to increased revenue associated with the eMAC, partially offset by lower EnergySaver sales. The increase in the eMAC revenue was due to the inclusion of a full year of results for MPG (MPG was acquired effective May 3, 2005) and higher unit sales.

Gross profit increased $1,779,332 to $1,780,907 for the year ended December 31, 2006, as compared to $1,575 for the year ended December 31, 2005, while the gross profit margin increased to 21.87% for 2006 as compared to 0.04% earned in 2005. The increase in gross profit was primarily attributable to improvements at MPG resulting from increased revenue and the acquisition of Parke on June 30, 2006.
The operating loss increased $7,270,378 to $13,346,901 for 2006 from a loss of $6,076,523 in 2005. Contributing to the loss in 2006 were the following special charges:
•	$4,828,955 in non-cash share based compensation expense resulting from the Company’s adoption of SFAS 123(R) effective January 1, 2006. No share based compensation was recognized in 2005;

•	$1,183,525 impairment charge related to the Company’s northern Illinois Virtual Negawatt Power Plan (“VNPP”). The 2005 results included a $242,830 impairment charge related to the Company’s Building Control and Automation business which was sold in March 2006;

•	$1,210,006 in amortization of intangibles related to the acquisition of Maximum Performance Group, Inc., Parke P.A.N.D.A. Corporation and Kapadia Energy Services, Inc. 2005 results included charges of $471,765 for the amortization of intangibles.

•	$568,577 increase in the reserve for obsolete inventory, primarily related to the Company’s EnergySaver business. No such charges were included in the 2005 results; and

•	$530,844 in registration penalties related to the failure to register shares as required under certain security purchase agreements. This expense was satisfied through the issuance of shares of the Company’s common stock in 2006 and 2007. No such charges were incurred in 2005.
The loss from continuing operations increased $9,805,313 to $16,426,089 for 2006 from a loss of $6,620,776 in 2005. Contributing to the loss in 2006, in addition to the charges listed above, were the following:
•	$1,175,970 in amortization of deferred issuance costs and debt discount related to the Company’s convertible term loans and convertible line of credit, all of which were retired in June 2006. The 2005 results included $165,411 in amortization of deferred issuance costs and debt discount;

•	$516,071 prepayment penalty for the early repayment of a convertible term loan in June 2006;

•	$950,865 charge stemming from the anti-dilution provision in the convertible line of credit which required the Company to adjust the conversion price of the line of credit to the price at which the Company issued shares of its common stock to investors in the June 2006 PIPE Transaction;

•	$266,225 charge related to the termination of the post repayment interest obligation on one of the Company’s convertible term loans which required it to continue to pay a portion of the cash flow generated by certain VNPP and shared savings assets with the note holder; and

•	The 2005 results included a $160,000 charge related to a warrant issued to the holder of one of the Company’s convertible term notes in exchange for its consent to the Company consummating the acquisition of Maximum Performance Group, Inc.
The loss available to common shareholders increased $32,071,156 in 2006 to $40,795,239 from a loss of $8,724,083 in 2005. Contributing to the increase in the loss in 2006, in addition to the charges list above, were the following:
•	$23,085,467 in non-cash deemed dividends resulting from an anti-dilution provision of the Company’s Series E Convertible Preferred Stock which automatically adjusted the conversion price of the Series E Convertible Preferred Stock upon the Company’s issuance if its common stock as part of the June 2006 PIPE Transaction. No such charge was incurred in 2005; and

•	$564,258 in non-cash deemed dividends stemming from the anti-dilution provision contained in several of the Company’s warrants which required the Company to adjust the exercise price of these warrants as a result of its issuance of securities at a price below the exercise price of the warrants. A similar charge of $484,445 was incurred in 2005.

Fourth Quarter 2006
LIME ENERGY CO.
Condensed Consolidated Statement of Operations
(Unaudited)

	Quarter Ended December 31
	2006	2005
Revenue	$3,532,303	$769,267
Cost of sales	2,888,221	943,543

Gross profit (loss)	644,082	(174,276)

Selling, general and administrative	5,389,858	1,275,199
Amortization of intangibles	478,862	176,912
Impairment loss	437,023	242,830

Operating loss	(5,661,661)	(1,869,217)
Interest expense (net)	(51,920)	(160,072)

Loss from continuing operations	(5,713,581)	(2,029,289)
Loss from operation of discontinued business	—	(329,463)

Net Loss	(5,713,581)	(2,358,752)
Preferred Stock Dividends	—	(833,545)

Net Loss Available to Common Shareholders	$(5,713,581)	$(3,192,297)

Basic and diluted loss per common share from continuing operations	$(0.12)	$(0.84)
Discontinued operations	—	(0.10)
Basic and Diluted Loss Per Common Share	$(0.12)	$(0.94)

Weighted Average Common Shares Outstanding	48,786,611	3,386,677
Revenue increased $2,763,036 or 359%, to $3,532,303 in the fourth quarter of 2006 as compared to $769,267 in the same period of 2005. The increase in revenue was due to the acquisitions of Parke P.A.N.D.A. Corporation and Kapadia Consulting Inc. during 2006 and increased sales of eMAC units. This increase was partially offset by a reduction in EnergySaver sales.
Gross profit increased $818,358 to $644,082 in 2006 from a loss of $174,276 in 2005. The improvement in the gross margin was the result of increased sales of the eMAC and the addition of Parke and Kapadia during 2006.

Operating loss increased $3,792,444 during the fourth quarter of 2006 to $5,661,661 from $1,869,217 during the same period in 2005. Contributing to this increase were the following:
•	$2,775,415 in non-cash share based compensation expense resulting from the Company’s adoption of SFAS 123(R) effective January 1, 2006. No share based compensation was recognized in 2005;

•	$478,862 in amortization of intangibles related to the acquisition of Maximum Performance Group, Inc., Parke P.A.N.D.A. Corporation and Kapadia Energy Services, Inc. 2005 results included charges of $176,912 for the amortization of intangibles.

•	$568,577 increase in the reserve for obsolete inventory related to the Company’s EnergySaver business. No such charges were included in the 2005 results;

•	$437,023 impairment charge related to the Company’s northern Illinois Virtual Negawatt Power Plan (“VNPP”). The 2005 fourth quarter results included a $242,830 impairment charge related to the Company’s Building Control and Automation business which was sold in March 2006; and

•	$354,583 in registration penalties related to the failure to register shares as required under certain security purchase agreements. This expense was satisfied through the issuance of shares of the Company’s common stock in 2006 and 2007. No such charges were incurred in 2005.
The loss from continuing operations increased $3,684,292 during the fourth quarter of 2006 to $5,713,581 as compared to a loss of $2,029,289 in the fourth quarter of 2005. The items described above contributed to this increase in the operating loss. The fourth quarter of 2005 also included a $160,000 charge related to a warrant issued to the holder of one of the Company’s convertible term notes in exchange for its consent to the Company consummating the acquisition of Maximum Performance Group, Inc.
The loss available to Common Shareholders was $5,713,581 during the fourth quarter of 2006, an increase of $2,521,284 over the $3,192,297 recorded during the fourth quarter of 2005. In addition to the items described above, the fourth quarter of 2005 included a $484,445 non-cash deemed dividend stemming from the anti-dilution provision contained in several of the Company’s warrants which required the Company to adjust the exercise price of these warrants as a result of its issuance of securities at a price below the exercise price of the warrants.
Conference Call Information
Lime Energy will host a conference call on Wednesday, March 14, 2007 at 11:00 am EST. Details on the conference call will be issued separately.
About Lime Energy Co.
Lime Energy Co. is a developer, manufacturer and integrator of energy savings technologies. Lime Energy is comprised of four integrated operating companies that bring their extensive experience and technologies together to provide customers with total energy solutions. Lime Energy is based in Elk Grove Village, Illinois and is traded on the OTC Bulletin Board under the symbol LMEC. Additional information is available at the company’s website at http://www.lime-energy.com or by calling 847-437-1666.
Lime Energy Investor Relations
Glen Akselrod, Bristol Capital Ltd.
Telephone 905-326-1888
E-mail glen@bristolir.com

FORWARD-LOOKING STATEMENTS
This news release includes forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 including statements that reflect Lime Energy’s current expectations about its future results, performance, prospects and opportunities. Lime Energy has tried to identify these forward-looking statements by using words and phrases such as “may,” “expects,” “anticipates,” “believes,” “intends,” “estimates,” “plan,” “should,” “typical,” “preliminary,” “hope,” or similar expressions. These forward-looking statements are based on information currently available to Lime Energy and are subject to a number of risks, uncertainties and other factors that could cause Lime Energy’s actual results, performance, prospects or opportunities in the remainder of 2007 and beyond to differ materially from those expressed in, or implied by, these forward-looking statements. These risks are referenced in Lime Energy’s current Annual Report on form 10-K or as may be described from time to time in Lime Energy’s subsequent SEC filings; and such factors as incorporated by reference.